Exhibit 3.3

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Janus Capital Group Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “First” so that, as amended, said Article shall be and read as follows:

The name of the entity is Janus Henderson US (Holdings) Inc.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, to be effective as of January 1, 2022.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 2nd day of December, 2021.

By:	/s/ Peter Falconer
Authorized Officer
Title:	Asst. Secretary

Name:	Peter Falconer
Print or Type

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:45 PM 12/21/2021
FILED 05:45 PM 12/21/2021
SR 20214178713 - File Number 2850271

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

JANUS CAPITAL GROUP INC.

FIRST: The name of the corporation is Janus Capital Group Inc. (hereinafter referred to as the Corporation).

SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as the same now exists or may hereafter be amended, the DGCL).

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is ONE THOUSAND (1,000) shares of common stock, par value $0.01 per share (Common Stock). Each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder of record on the books of the Corporation on all matters on which stockholders of the Corporation are entitled to vote.

FIFTH: In furtherance and not in limitation of the powers conferred by the law of the State of Delaware, the directors of the Corporation shall have power to adopt, amend or repeal any or all of the Bylaws of the Corporation, except as may otherwise be provided in the Bylaws of the Corporation.

SIXTH: Elections of directors need not be by written ballot, except as may otherwise be provided in the Bylaws of the Corporation.

SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. No amendment or repeal of this Article SEVENTH shall adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to such amendment or repeal.

EIGHTH: The number of directors that shall constitute the whole board of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the Bylaws of the Corporation (or in an amendment thereof duly adopted by the Board of Directors of the Corporation or by the stockholders of the Corporation).

NINTH: The Corporation reserves the right to amend, repeal and/or add to the provisions of this Certificate in any manner now or hereafter permitted by the DGCL and all rights conferred upon directors, officers, employees or agents hereby are subject to this reservation.

TENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application any receiver or receivers appointed for this Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.